Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2014 THIRD QUARTER

FINANCIAL RESULTS

Whippany, New Jersey – January 30, 2014 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2014 third quarter financial results.

For the fiscal 2014 third quarter:

•	Net sales: $22.6 million versus $20.2 million for the same period last year.

•	Net income: $1.7 million, or $0.17 per diluted share, versus $1.7 million, or $0.18 per diluted share, for the same period last year.

•	Adjusted EBITDA, (as defined below in “Non-GAAP Financial Measures in this press release”): $3.1 million, versus $3.4 million in the same period last year.

•	Bookings: $32.8 million, versus $21.1 million in the same period last year.

•

Backlog at December 31, 2013 was $128.0 million compared with $115.1 million at the beginning of the fiscal year. The increase is primarily due to reaching agreement with Airbus for revised unit pricing and contract scope for the Airbus A400M military transport aircraft which resulted in a net backlog improvement of $8.5 million.

•

The book-to-bill ratio for the fiscal 2014 third quarter was 1.5 versus 1.0 in the same period last year. Excluding the impact of the revised Airbus contract, the book-to-bill ratio would have been 1.1.

For the first nine months:

•	Net sales: $57.7 million versus $58.0 million for the fiscal 2013 first nine months.

•

Net income: $2.8 million, or $0.29 per diluted share, versus $2.9 million, or $0.31 per diluted share, for the same period last year. Excluding a non-recurring environmental benefit of $1.2 million recorded in the fiscal 2014 first quarter, net income for the first nine months would have been $2.1 million, or $0.21 per diluted share.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – January 30, 2014 Fiscal 2014 Third Quarter Earnings Release	Page 2 of 5

•

Adjusted EBITDA: $5.8 million versus $6.4 million in the fiscal 2013 first nine months.  Excluding the non-recurring environmental benefit of $1.2 million recorded in the fiscal 2014 first quarter, Adjusted EBITDA for the first nine months of fiscal 2014 would have been $4.6 million.

•

Bookings: $70.6 million versus $66.5 million in the fiscal 2013 first nine months. The book-to-bill ratio for the fiscal 2014 first nine months was 1.2 versus 1.1 in the first nine months of fiscal 2013. Excluding the impact of the revised Airbus contract, the book-to-bill ratio would have been 1.1.

Brad Pedersen, President and Chief Executive Officer, said, "Our fiscal third quarter sales were 12% above last year’s fiscal third quarter due primarily to higher global volume of product sales and also services sales.  Gross profit dollars decreased despite higher sales volume. As a percent of sales, gross margins declined due to an unfavorable customer mix and higher billable engineering expenses.”

Mark Mishler, Chief Financial Officer, said, “We continued to control our SG&A costs during the fiscal third quarter and first nine months.  Fiscal third quarter SG&A was $0.7 million below last year.  For the first nine months, our SG&A was even with the same period last year after excluding the first quarter environmental benefit.  We are also pleased to report that, in January 2014, we removed another environmental site from our exposure.   Our inventory levels are $4.3 million higher than last year because we built inventory in anticipation of orders we expect to book and ship.  We expect to have significantly lower inventory by fiscal year end.”

Mr. Pedersen continued, “Our fiscal third quarter orders increase reflected our Airbus A400M program progress.  We have renegotiated production pricing due to ongoing changes in the program schedule and scope.  Breeze-Eastern has delivered the first production cargo winch and retrieval winch systems and has committed to a delivery schedule that meets the customer’s needs.  The net result was an $8.5 million increase in backlog.  In the fiscal first nine months, we continued making progress on completing several new product development projects, and the higher engineering costs in the fiscal third quarter reflect external laboratory and testing costs associated with the required qualification activities.  Even though the Engineering costs increased in the fiscal third quarter, our year-to-date engineering costs were below last year by $1.5 million, or 19%. Our engineering investment in new product development will continue to be below last year as we complete the qualification activities the A400M and CH-53K winch development programs.”

* * *

The Company will conduct a conference call at 10:00 AM ET on Thursday, January 30, 2014 with the following numbers:  (866) 515-2915 or (617) 399-5129 and passcode 36137031.

* * *

We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

* * *

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 180 people at its facilities in Whippany, New Jersey.

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense).  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Breeze-Eastern Corporation – January 30, 2014 Fiscal 2014 Third Quarter Earnings Release	Page 3 of 5

The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and nine months ended December 31, 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2013, as filed with the SEC on June 6, 2013. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – January 30, 2014 Fiscal 2014 Third Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
Net sales	$22,628	$20,170	$57,660	$58,004
Cost of sales	14,189	11,540	37,003	34,034
Gross profit	8,439	8,630	20,657	23,970
Selling, general, and administrative expenses	3,198	3,910	9,739	10,945
Engineering expense	2,516	1,733	6,245	7,713
Operating income	2,725	2,987	4,673	5,312
Interest expense	8	17	41	209
Other expense-net	23	22	74	68
Income before income taxes	2,694	2,948	4,558	5,035
Provision for income taxes	1,024	1,239	1,732	2,115
Net income	$1,670	$1,709	$2,826	$2,920
Basic earnings per share:	$0.17	$0.18	$0.29	$0.31
Diluted earnings per share:	$0.17	$0.18	$0.29	$0.31
Weighted average basic shares	9,667,000	9,518,000	9,625,000	9,503,000
Weighted average diluted shares	9,797,000	9,592,000	9,733,000	9,563,000

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	12/31/13	3/31/13
Cash	$3,409	$6,688
Other current assets	48,919	42,008
Total current assets	52,328	48,696
Fixed assets – net	6,429	6,686
Other assets	17,012	18,031
Total assets	$75,769	$73,413
Current portion of long-term debt and short term borrowings	$-	$-
Other current liabilities	14,923	14,662
Total current liabilities	14,923	14,662
Long-term debt	-	-
Other non-current liabilities	13,754	15,679
Stockholders' equity	47,092	43,072
Total liabilities and stockholders' equity	$75,769	$73,413

Breeze-Eastern Corporation – January 30, 2014 Fiscal 2014 Third Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Nine Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
Net sales	$22,628	$20,170	$57,660	$58,004
Cost of sales	14,189	11,540	37,003	34,034
Gross profit	8,439	8,630	20,657	23,970
Selling, general and administrative expenses	3,198	3,910	9,739	10,945
Engineering expense	2,516	1,733	6,245	7,713
Operating income	2,725	2,987	4,673	5,312
Add back: Depreciation and amortization	380	367	1,129	1,113
Adjusted EBITDA	$3,105	$3,354	$5,802	$6,425
Net income	$1,670	$1,709	$2,826	$2,920
Provision for income taxes	1,024	1,239	1,732	2,115
Depreciation and amortization	380	367	1,129	1,113
Interest expense	8	17	41	209
Other expense-net	23	22	74	68
Adjusted EBITDA	$3,105	$3,354	$5,802	$6,425

#####